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                                  EXHIBIT 99.2

                            SILICON VALLEY BANCSHARES
                   1999 EMPLOYEE STOCK PURCHASE PLAN OFFERING

              ADOPTED BY THE BOARD OF DIRECTORS ON JANUARY 21, 1999


1.       GRANT; OFFERING DATE.

         (a) The Board of Directors (the "Board") of Silicon Valley Bancshares (the "Company"), pursuant to the Company's Employee Stock Purchase Plan (the "Plan"), hereby authorizes the grant of rights to purchase shares of the common stock of the Company ("Common Stock") to all Eligible Employees (an "Offering"). The first Offering shall begin on July 1, 1999 and end on December 31, 1999 (the "Initial Offering"). Thereafter, an Offering shall begin on each January 1 and July 1 and each Offering shall be six (6) months in duration. The first day of an Offering is that Offering's "Offering Date."

         (b) Notwithstanding the foregoing: (i) if any Offering Date falls on a day that is not a Trading Day (as defined herein), then such Offering Date shall instead fall on the next subsequent Trading Day and (ii) if any Purchase Date falls on a day that is not a Trading Day, then such Purchase Date shall instead fall on the immediately preceding Trading Day. "Trading Day" shall mean any day the exchange(s) or market(s) on which the Common Stock is listed, whether it be any established stock exchange, The Nasdaq National Market, The Nasdaq SmallCap Market or otherwise, is open for trading.

         (c) Notwithstanding anything to the contrary, in the event that the fair market value of a share of Common Stock on any Purchase Date during an Offering is less than the fair market value of a share of Common Stock on the Offering Date of such Offering, then following the purchase of Common Stock on such Purchase Date: (i) the Offering shall terminate and (ii) all participants in the just-terminated Offering shall automatically be enrolled in the Offering that shall commence on the day following the Purchase Date.

         (d) Prior to the commencement of any Offering, the Board (or the Committee described in subparagraph 2(c) of the Plan, if any) may change any or all terms of such Offering and any subsequent Offerings. The granting of rights pursuant to each Offering hereunder shall occur on each respective Offering Date unless, prior to such date (a) the Board (or the Committee) determines that such Offering shall not occur, or (b) no shares remain available for issuance under the Plan in connection with the Offering.

2.       ELIGIBLE EMPLOYEES.

         All employees of the Company and each of its Affiliates (as defined in the Plan) incorporated in the United States, shall be granted rights to purchase Common Stock under each Offering on the Offering Date of such Offering, provided that each such employee otherwise meets the employment requirements of subparagraph 5(a) of the Plan and is employed by the Company or an Affiliate on the Offering Date (an "Eligible Employee") and that each Eligible

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Employee may only contribute to one Offering at any given point in time.
Notwithstanding the foregoing, the following employees shall NOT be Eligible Employees or be granted rights under an Offering: (i) part-time or seasonal employees whose customary employment is less than twenty (20) hours per week or five (5) months per calendar year and (ii) 5% stockholders (including ownership through unexercised and/or unvested stock options) described in subparagraph 5(c) of the Plan.

3.       RIGHTS.

         (a) Subject to the limitations contained herein and in the Plan, on each Offering Date each Eligible Employee shall be granted the right to purchase the number of shares of Common Stock purchasable with up to ten percent (10%) of such employee's Earnings paid during the period of such Offering beginning after such Eligible Employee first commences participation; provided, however, that no employee may purchase Common Stock on a particular Purchase Date that would result in more than ten percent (10%) of such employee's Earnings in the period from the Offering Date to such Purchase Date having been applied to purchase shares under all ongoing Offerings under the Plan and all other plans of the Company intended to qualify as "employee stock purchase plans" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). For this Offering, "Earnings" means the base salary paid to an employee (including all amounts elected to be deferred by the employee, that would otherwise have been paid, under any cash or deferred arrangement established by the Company or under Section 125 of the Code) overtime pay, commissions and bonuses, but excluding and other remuneration paid directly to the employee, profit sharing, the cost of employee benefits paid for by the Company, education or tuition reimbursements, imputed income arising under any Company group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company under any employee benefit plan, and similar items of compensation.

         (b) Notwithstanding the foregoing, the maximum number of shares of Common Stock an Eligible Employee may purchase on any Purchase Date in an Offering shall be such number of shares as has a fair market value (determined as of the Offering Date for such Offering) equal to (x) $25,000 multiplied by the number of calendar years in which the right under such Offering has been outstanding at any time, minus (y) the fair market value of any other shares of Common Stock (determined as of the relevant Offering Date with respect to such shares) which, for purposes of the limitation of Section 423(b)(8) of the Code, are attributed to any of such calendar years in which the right is outstanding. The amount in clause (y) of the previous sentence shall be determined in accordance with regulations applicable under Section 423(b)(8) of the Code based on (i) the number of shares previously purchased with respect to such calendar years pursuant to such Offering or any other Offering under the Plan, or pursuant to any other Company plans intended to qualify as "employee stock purchase plans" under Section 423 of the Code, and
(ii) the number of shares subject to other rights outstanding on the Offering Date for such Offering pursuant to the Plan or any other such Company plan.

         (c) The maximum aggregate number of shares available to be purchased by all Eligible Employees under an Offering shall be the number of shares remaining available under the Plan on the Offering Date. If the aggregate purchase of shares of Common Stock upon exercise of rights granted under the Offering would exceed the maximum aggregate number of

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shares available, the Board shall make a pro rata allocation of the shares available in a uniform and equitable manner.

4.       PURCHASE PRICE.

         The purchase price of the Common Stock under the Offering shall be the lesser of: (i) eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Date or (ii) or eighty-five percent (85%) of the fair market value of the Common Stock on the Purchase Date, in each case rounded up to the nearest whole cent per share. For the Initial Offering, the fair market value of the Common Stock at the time when the Offering commences shall be the price per share at which shares of Common Stock are first sold to the public in the Company's initial public offering as specified in the final prospectus with respect to that public offering.

5.       PARTICIPATION.

         (a) An Eligible Employee may elect to participate in an Offering at the beginning of an Offering. An Eligible Employee shall become a participant in an Offering by delivering an enrollment form authorizing payroll deductions. Such deductions must be either a fixed dollar amount per pay period, up to a maximum dollar amount which is less than or equal to ten percent (10%) of Earnings, or in whole percentages of Earnings, with a minimum percentage of one percent (1%) and a maximum percentage of ten percent (10%). A participant may not make additional payments into his or her account. The agreement shall be made on such enrollment form as the Company provides, and must be delivered to the Company prior to the date participation is to be effective, unless a later time for filing the enrollment form is set by the Company for all Eligible Employees with respect to a given Offering. For the Initial Offering, the time for filing an enrollment form and commencing participation for individuals who are Eligible Employees on the Offering Date for the Initial Offering shall be determined by the Company and communicated to such Eligible Employees.

         (b) A participant may withdraw from an Offering and receive his or her accumulated payroll deductions from the Offering (reduced to the extent, if any, such deductions have been used to acquire Common Stock for the participant on any prior Purchase Dates) without interest, at any time prior to the end of the Offering, excluding only each fifteen (15) day period immediately preceding a Purchase Date, by delivering a withdrawal notice to the Company in such form as the Company provides. A participant who has withdrawn from an Offering shall not again participate in such Offering, but may participate in subsequent Offerings under the Plan in accordance with the terms thereof.

6.       PURCHASES.

         Subject to the limitations contained herein, on each Purchase Date, each participant's accumulated payroll deductions (without any increase for interest) shall be applied to the purchase of whole shares of Common Stock, up to the maximum number of shares permitted under the Plan and the Offering. "Purchase Date" shall be defined as each June 30 and December 31. The first Purchase Date under the Initial Offering shall be December 31, 1999. Notwithstanding the foregoing, if any Purchase Date falls on a day that is not a Trading Day, then such Purchase Date shall instead fall on the immediately preceding Trading Day.

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7.       NOTICES AND AGREEMENTS.

         Any notices or agreements provided for in an Offering or the Plan shall be given in writing, in a form provided by the Company, and unless specifically provided for in the Plan or this Offering, shall be deemed effectively given upon receipt or, in the case of notices and agreements delivered by the Company, five (5) days after deposit in the United States mail, postage prepaid.

8.       EXERCISE CONTINGENT ON STOCKHOLDER APPROVAL.

         The rights granted under an Offering are subject to the approval of the Plan by the stockholders as required for the Plan to obtain treatment as a tax-qualified employee stock purchase plan under Section 423 of the Code and to comply with the requirements of an available exemption from potential liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") set forth in Rule 16b-3 promulgated under the Exchange Act.

9.       OFFERING SUBJECT TO PLAN.

         Each Offering is subject to all the provisions of the Plan, and its provisions are hereby made a part of the Offering, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of an Offering and those of the Plan (including interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan), the provisions of the Plan shall control.






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